______________________________________________________________________________






                               LOAN AGREEMENT

                                    Among

                         FIRST COASTAL CORPORATION,

                                  Borrower,

                                     and

                          ANDROSCOGGIN SAVINGS BANK
                             BANGOR SAVINGS BANK
                            MACHIAS SAVINGS BANK
                            NORWAY SAVINGS BANK,

                                   Lenders

                                     and

                            MACHIAS SAVINGS BANK,

                                    Agent


                                 July 24, 1996









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                                TABLE OF CONTENTS

ARTICLE I.     ISSUANCE, PURCHASE, INTEREST RATE AND REPAYMENT OF
     NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

     Section   1.1.  Issuance . . . . . . . . . . . . . . . . . . . . . . .   2
     Section   1.2.  Purpose of Note Purchase . . . . . . . . . . . . . . .   3
     Section   1.3.  Term of Loan; Repayment of Principal . . . . . . . . .   3
     Section   1.4.  Prepayment . . . . . . . . . . . . . . . . . . . . . .   3
     Section   1.5.  Interest . . . . . . . . . . . . . . . . . . . . . . .   4
     Section   1.6.  Fees . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Section   1.7.  Method of Payment. . . . . . . . . . . . . . . . . . .   5

ARTICLE II.    SECURITY  . . . . . . . . . . . . . . . . . . . . . . . . .    6

     Section   2.1.  Borrower Security Interests. . . . . . . . . . . . . .   6
     Section   2.2.  Perfection and Administration. . . . . . . . . . . . .   6

ARTICLE III.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .    7

     Section   3.1.  Organization . . . . . . . . . . . . . . . . . . . . .   7
     Section   3.2.  Authorization. . . . . . . . . . . . . . . . . . . . .   9
     Section   3.3.  Validity . . . . . . . . . . . . . . . . . . . . . . .  10
     Section   3.4.  Governmental Approvals . . . . . . . . . . . . . . . .  10
     Section   3.5.  Litigation . . . . . . . . . . . . . . . . . . . . . .  11
     Section   3.6.  Records and Business Location. . . . . . . . . . . . .  11
     Section   3.7.  Security Interests . . . . . . . . . . . . . . . . . .  11
     Section   3.8.  Encumbrances . . . . . . . . . . . . . . . . . . . . .  12
     Section   3.9.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . .  12
     Section   3.10. Regulations U and G  . . . . . . . . . . . . . . . . .  12
     Section   3.11. Financial Statements . . . . . . . . . . . . . . . . .  12
     Section   3.12. Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  14
     Section   3.13. Compliance with Applicable Laws, Agreements, etc.  . .  14
     Section   3.14. Absence of Adverse Changes . . . . . . . . . . . . . .  15
     Section   3.15. Accuracy of Statements . . . . . . . . . . . . . . . .  16
     Section   3.16. Environmental Matters  . . . . . . . . . . . . . . . .  16
     Section   3.17. Allowances for Losses and Real Estate Owned  . . . . .  19

ARTICLE IV.    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .  20

     Section   4.1.  Conditions Precedent to Closing the Purchase . . . . .  20

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ARTICLE V.     AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . .  23

     Section   5.1.  Existence and Good Standing  . . . . . . . . . . . . .  23
     Section   5.2.  Taxes and Charges  . . . . . . . . . . . . . . . . . .  24
     Section   5.3.  Insurance  . . . . . . . . . . . . . . . . . . . . . .  24
     Section   5.4.  Financial Statements . . . . . . . . . . . . . . . . .  25
     Section   5.5   Reports  . . . . . . . . . . . . . . . . . . . . . . .  27
     Section   5.6.  Capital Maintenance Requirements . . . . . . . . . . .  27

ARTICLE VI.    NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .  28

     Section   6.1.  Mergers and Related Transactions . . . . . . . . . . .  28
     Section   6.2.  Stock and Dividends. . . . . . . . . . . . . . . . . .  29
     Section   6.3.  Encumbrances and Indebtedness  . . . . . . . . . . . .  29
     Section   6.4.  Sales and Dispositions . . . . . . . . . . . . . . . .  30
     Section   6.5.  Ownership of Subsidiaries  . . . . . . . . . . . . . .  30
     Section   6.6.  Capital Expenditures . . . . . . . . . . . . . . . . .  30
     Section   6.7.  Financial Requirements . . . . . . . . . . . . . . . .  30

ARTICLE VII.   DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . .  30

     Section   7.1.  Events of Default  . . . . . . . . . . . . . . . . . .  30
     Section   7.2.  Acceleration . . . . . . . . . . . . . . . . . . . . .  33
     Section   7.3.  Right of Setoff  . . . . . . . . . . . . . . . . . . .  34
     Section   7.4.  Rights to Pledged Stock  . . . . . . . . . . . . . . .  35

ARTICLE VIII.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .  35

     Section   8.1.  Rights and Waivers . . . . . . . . . . . . . . . . . .  35
     Section   8.2.  Binding Effect; Assignment . . . . . . . . . . . . . .  36
     Section   8.3.  Severability . . . . . . . . . . . . . . . . . . . . .  36
     Section   8.4.  Interpretation . . . . . . . . . . . . . . . . . . . .  36
     Section   8.5.  Governing Law  . . . . . . . . . . . . . . . . . . . .  37
     Section   8.6.  Payment of Expenses and Taxes  . . . . . . . . . . . .  37
     Section   8.7.  Survival of Representations and Warranties . . . . . .  38
     Section   8.8.  Notices  . . . . . . . . . . . . . . . . . . . . . . .  38
     Section   8.9.  Execution  . . . . . . . . . . . . . . . . . . . . . .  39
     Section   8.10  Amendments . . . . . . . . . . . . . . . . . . . . . .  39
     Section   8.11  No Fiduciary Relationship  . . . . . . . . . . . . . .  39
     Section   8.12  Definitions  . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE IX.    THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . .  41

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     Section   9.1.  Appointment, Powers and Immunities . . . . . . . . . .  41
     Section   9.2.  Reliance by Agent  . . . . . . . . . . . . . . . . . .  42
     Section   9.3.  Events of Default  . . . . . . . . . . . . . . . . . .  42
     Section   9.4.  Rights as a Secured Party  . . . . . . . . . . . . . .  43
     Section   9.5.  Indemnification  . . . . . . . . . . . . . . . . . . .  43
     Section   9.6.  Non-Reliance on Agent and other Savings Banks  . . . .  44
     Section   9.7.  Failure to Act . . . . . . . . . . . . . . . . . . . .  45
     Section   9.8.  Resignation or Removal of Agent  . . . . . . . . . . .  45
     Section   9.9.  Pro Rata Application of Payments . . . . . . . . . . .  45


Exhibit 1 -- Promissory Note
Exhibit 2 -- Stock Pledge Agreement
Exhibit 3 -- Form of Opinion of Hogan & Hartson L.L.P.



















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                                 LOAN AGREEMENT

          THIS LOAN AGREEMENT ("Agreement") is entered into as of this 24th day of July, 1996, by and among (i) FIRST COASTAL CORPORATION, a Delaware corporation ("Borrower"), (ii) ANDROSCOGGIN SAVINGS BANK, a Maine savings bank in mutual form, BANGOR SAVINGS BANK, a Maine savings bank in mutual form, MACHIAS SAVINGS BANK, a Maine savings bank in mutual form, and NORWAY SAVINGS BANK, a Maine savings bank in mutual form (collectively, these four Maine savings banks are sometimes referred to as the "Lenders" or the "Savings Banks" and individually may be referred to as "Lender" or "Savings Bank"), and (iii) MACHIAS SAVINGS BANK, in its capacity as agent for the Lenders (the "Agent").

          WHEREAS, Borrower is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and owns all of the issued and outstanding stock of Coastal Savings Bank ("Coastal Savings"), a Maine savings bank in stock form; and

          WHEREAS, Borrower intends to recapitalize through a combination of a loan from the Lenders hereunder in the aggregate principal amount of $4.0 million (the "Loan"), a dividend from Coastal Savings, and a sale of additional equity securities (such Loan, dividend and sale of equity securities being hereinafter referred to collectively as the "Recapitalization") as the means to repay a promissory note of the Borrower to the Federal Deposit Insurance Corporation (the "FDIC") in the aggregate principal amount of $9.0 million plus accrued interest (such obligation to the FDIC is hereinafter sometimes referred to as the "FDIC Note") in complete satisfaction of all claims of the FDIC against the Borrower and Coastal Savings under

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Amended and Restated Settlement Agreement dated as of November 23, 1994 (the
"FDIC Settlement Agreement"), and the FDIC Note and related stock pledge agreement, each of which is to be cancelled; and

          WHEREAS, each of the Savings Banks has agreed to lend $1,000,000 to the Borrower as part of the Recapitalization to facilitate the repayment of the FDIC Note, subject to the terms and conditions of this Agreement, the Notes, and the Stock Pledge Agreement referred to and defined herein and attached hereto as Exhibits;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually agree, intending to be legally bound, as follows:


          ARTICLE I.  ISSUANCE, PURCHASE, INTEREST RATE AND REPAYMENT
                                   OF NOTES

          Section 1.1. ISSUANCE. (a) Borrower has authorized the issuance of four promissory notes, each in the form of Exhibit 1 attached to this Agreement, each in the principal amount of $1,000,000, and each on such terms and conditions as are contained in the Note (as hereinafter defined) and this Agreement.

          (b) THE CLOSING. Subject to the terms and conditions and on the basis of the representations and warranties in this Agreement and the Stock Pledge Agreement, on the Closing Date, Borrower will issue to each of the Savings Banks, and each of the Savings Banks will purchase

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from Borrower, a promissory note in the principal amount of $1,000,000
(individually, a "Note") (collectively, the four Notes are sometimes referred to as the "Notes"). The obligations to purchase the Notes shall be several, but the obligations of each Savings Bank shall be contingent upon the purchase of $4 million of Notes in the aggregate on the terms set forth in this Agreement.

          (c) INVESTMENT. Each Savings Bank is making its purchase for its own account for investment and with no intention of distributing or reselling the Note purchased by it. A Note may not be transferred, sold or assigned, other than by operation of law, by any Savings Bank without the prior written consent of the Borrower.

          Section 1.2. PURPOSE OF NOTE PURCHASE. Subject to the terms and conditions hereof, each Savings Bank shall pay its $1,000,000 purchase price, in the aggregate amount of $4,000,000 from all Savings Banks, to Borrower on the Closing Date in immediately available funds. All of such proceeds shall be used by Borrower solely for the purpose of the repayment of the FDIC Note.

          Section 1.3. TERM OF LOAN; REPAYMENT OF PRINCIPAL. Commencing on June 30, 1998, and continuing semi-annually on each December 31 and June 30 thereafter until the Maturity Date (as defined below), Borrower shall pay to each Savings Bank a principal payment of $50,000; the entire remaining principal balance of each Note shall be paid to each Savings Bank on December 31, 2001 (the "Maturity Date"). The final payment of the remaining principal balance of the Notes shall be accompanied by the payment of all accrued but unpaid interest with respect to the principal balance outstanding prior thereto.

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          Section 1.4.   PREPAYMENT.  Borrower may prepay the Notes in whole
or in part at any time at its option upon not less than three Business Days (as hereinafter defined) prior written notice to the Savings Banks, specifying the date and the amount of prepayment, and upon the payment of all accrued but unpaid interest on the amount prepaid to the date of such prepayment, provided that each such optional principal prepayment shall be in a minimum aggregate amount of $100,000, and shall be applied to the Notes on a pro rata basis, in accordance with the principal amount outstanding under each Note; provided further, that any optional prepayment during the first three years following the Closing Date shall be accompanied by a prepayment premium as follows: 5% of the outstanding principal amount of the Notes prepaid as to any prepayments during the first year following the Closing Date; 4% of the outstanding principal amount of the Notes prepaid as to any prepayments during the second year following the Closing Date; and 3% of the outstanding principal amount of the Notes prepaid as to any prepayments during the third year following the Closing Date.

          Section 1.5. INTEREST. (a) Each of the Notes shall bear interest on the outstanding principal balance thereunder from the date of issuance until payment in full of the unpaid principal amount, at a rate per annum equal to 10.85%, computed on the basis of a year of 365 days ("the Interest Rate"). Interest shall be payable quarterly, in arrears, on the last day of each calendar quarter commencing on September 30, 1996 and continuing on each December 31, March 31, June 30 and September 30 thereafter and on the Maturity Date.

          (b) If the Borrower fails to pay any installment of principal and\or interest on the date such installment payment is due (other than payment in full of the principal balance of the Notes whether by acceleration or at the Maturity Date), and such failure continues for more than

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five (5) Business Days, the Borrower shall pay a late charge equal to five percent (5%) of the total amount of such delinquent installment payment.

          (c) If at any time the Interest Rate provided for herein shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable laws (including in such computation any other fee or charges or other requirements imposed on Borrower hereunder, and deemed interest by said court, agency or tribunal), then, for such time as the rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible (including in such computation all fees, charges or other requirements imposed on Borrower hereunder and deemed interest by said court, agency or tribunal).

          Section 1.6. FEES. In addition to payments of interest and the payment of expenses as set forth in this Agreement, Borrower agrees to pay to each of the Savings Banks a fee in the amount of $5,000, payable on the Closing Date.

          Section 1.7. METHOD OF PAYMENT. Whenever any payment of principal, interest or fees to be made hereunder or under the Notes becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the amount of interest then to be paid. All payments and prepayments hereunder shall be made by wire transfer to each Lender, at its respective account specified on the signature page hereof, or to such other account as such Lender shall specify in writing to the Borrower, without offset or counterclaim, in such money of the United States as at the time of payment shall be legal tender for the payment of public and private debts and in immediately available funds. Each payment shall be received by each Lender

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no later than 2:00 p.m., Eastern Time (standard or daylight, as in effect)
and any payment received after such time shall be treated as received on the next Business Day.






























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                              ARTICLE II.  SECURITY

          Section 2.1. BORROWER SECURITY INTERESTS. In order to secure all obligations of Borrower under this Agreement and under the Notes, whether now existing or hereafter incurred, Borrower grants to the Agent, pursuant to the Stock Pledge Agreement, a security interest in all of the Borrower's right, title and interest in and to all of the Pledged Stock (as defined in the hereinafter described Stock Pledge Agreement), all in accordance with and subject to the terms of the Stock Pledge Agreement in the form attached hereto as Exhibit 2 (the "Stock Pledge Agreement").

          Section 2.2. PERFECTION AND ADMINISTRATION. In order to perfect the rights of the Agent, on behalf of the Savings Banks, in the security interest granted under the Stock Pledge Agreement, and to assure to the Agent, on behalf of the Savings Banks, the further protection and effective administration of the interests hereunder, Borrower shall:

          (a) deliver to the Agent, as agent for each of the Savings Banks, the certificates representing the Pledged Stock to hold on behalf of the Savings Banks, and execute and deliver to the Agent any assignment, endorsement, instrument or other writing that the Agent may reasonably determine to be necessary or convenient in order to perfect or protect the security interests in or liens on, or facilitate the collection of, the Pledged Stock, or otherwise to carry out the terms of this Agreement or the Stock Pledge Agreement; and

          (b) upon the occurrence and during the continuance of any Event of Default (as hereinafter defined), permit the Agent, the Savings Banks or their agents reasonable access during business hours to the books, records, receipts and all other data of Borrower, Coastal

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Savings, and any other Borrower Subsidiary (as hereinafter defined), to review all such books, records, receipts and other data, and to make extracts therefrom; provided that the Agent and the Savings Banks shall not make confidential information available to third Persons except as may be required by law.


                   ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Savings Banks to enter into this Agreement, and except as set forth in the Borrower Disclosure Schedules previously furnished to the Lenders, the Borrower hereby warrants and represents the following to the Savings Banks, as of the date of this Agreement:

          Section 3.1. ORGANIZATION. (a) The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole. The Borrower is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Other than (i) as set forth in Borrower Disclosure Schedule 3.1(a) and

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(ii) shares of capital stock in Coastal Savings and the Borrower
Subsidiaries, as defined in 3.1(b) below, and (iii) shares of common stock in the Federal Home Loan Bank of Boston, the Borrower does not own or control or have the right to acquire, directly or indirectly, an equity interest in any Person.

     (b) The only subsidiary of the Borrower is Coastal Savings and the only subsidiary of Coastal Savings is CSC (the subsidiaries of the Borrower and Coastal Savings are collectively referred to as the "Borrower Subsidiaries"). Each of the Borrower Subsidiaries are corporations (except Coastal Savings, which is a savings bank) duly incorporated, validly existing and in good standing under the laws of the State of Maine, has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and
the Borrower Subsidiaries taken as a whole.   Coastal Savings is a member in
good standing of the Federal Home Loan Bank of Boston and all eligible accounts of depositors in Coastal Savings are insured by the Bank Insurance Fund ("BIF") administered by the FDIC to the fullest extent permitted by law.

     (c) The Borrower has heretofore delivered to the Savings Banks true and complete copies of the certificate of incorporation, organization certificate or other chartering instrument and bylaws of the Borrower and the Borrower Subsidiaries in effect on the date hereof. The

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minute books of the Borrower and Coastal Savings contain minutes of all meetings and consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of the Borrower and Coastal Savings recorded therein, which are accurate in all material respects. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings in all material respects and disclose all material corporate actions of the stockholder(s) and boards of directors of the Borrower and Coastal Savings and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the boards of directors (or any committee thereof) or of the stockholder(s) of the Borrower and Coastal Savings.

          Section 3.2. AUTHORIZATION. (a) The execution, delivery and performance of this Agreement, the Notes, the Stock Pledge Agreement and such other documents as are executed and delivered by the Borrower on the date hereof pursuant to this Agreement:

               (i)    are within the corporate powers of Borrower;

               (ii) have been duly authorized by all necessary corporate action of the Borrower;

               (iii) do not violate any provision of the Articles of Incorporation or Bylaws of Borrower or of any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award of any court or administrative agency presently in effect and having applicability to Borrower or Coastal Savings or its assets (including, without limitation, the Pledged Stock);

               (iv) do not violate or result in a breach of or constitute a default under any indenture, loan or credit agreement, or any other material agreement, lease or instrument to

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which Borrower or Coastal Savings is a party or by which they or their properties may be bound or, to Borrower's knowledge, affected; and

               (v) do not result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest or other charge or security interest of any nature upon or with respect to any of the assets owned by Borrower, except for the security interest granted to the Agent on behalf of the Savings Banks.

          (b)  (i)    To the knowledge of the Borrower, Borrower is in
compliance in all material respects with all applicable laws, rules and regulations material to its business and all writs, judgments, injunctions, decrees, determinations or awards applicable to it, except in each case where failure to so comply would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole, and

               (ii) Borrower is not in default under any indenture, loan or credit agreement or any other agreement, lease or instrument, the effect of which would have a material adverse effect on the business, financial condition or results of operations of Borrower and the Borrower Subsidiaries taken as a whole.

          Section 3.3. VALIDITY. This Agreement, the Stock Pledge Agreement, and the Notes have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting creditors' rights

                                      11


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generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

          Section 3.4. GOVERNMENTAL APPROVALS. Except for any consents and approvals of, or filings or registrations with, or notices to, the FDIC, the Board of Governors of the Federal Reserve System (the "FRB"), the Superintendent of the Bureau of Banking of the State of Maine (the "Superintendent"), the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission (the "SEC"), no consents or approvals of, or filings or registrations with, or notices to any third party or any public body or authority are necessary on behalf of the Borrower or Coastal Savings in connection with (a) the valid execution, delivery and performance by Borrower of this Agreement, the Stock Pledge Agreement, and the Notes, or
(b) the valid consummation of the transactions provided for in the Recapitalization.

          Section 3.5. LITIGATION. There is no action, suit, inquiry, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any Borrower Subsidiary or any of their respective properties or assets in any court or before any arbitrator of any kind or before any Person wherein an unfavorable decision, ruling or finding is reasonably likely to (i) impair the right or ability of the Borrower or any Borrower Subsidiary to carry on its business substantially as now conducted, (ii) result in any material adverse change in the business, results of operations or financial condition of the Borrower and the Borrower Subsidiaries taken as a whole, or (iii) adversely affect the validity or enforceability of this Agreement, the Notes or the Stock Pledge Agreement, the Recapitalization or the transactions contemplated thereby or hereby.

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          Section 3.6.   RECORDS AND BUSINESS LOCATION.  The principal place
of business of Borrower and the office where Borrower keeps its corporate and accounting records are located at the address stated in Section 8.8 hereof.

          Section 3.7. SECURITY INTERESTS. The Stock Pledge Agreement, together with delivery of the stock certificates, creates a valid and perfected first-priority security interest and lien in, on and to all of the Pledged Stock, enforceable against the Pledged Stock in accordance with the terms hereof and thereof.

          Section 3.8. ENCUMBRANCES. Except pursuant to the FDIC Settlement Agreement, none of the Pledged Stock is subject to any assignment, lien, security interest, charge or encumbrance (other than in favor of the Savings Banks pursuant to the Stock Pledge Agreement), and no effective financing statement or other instrument similar in effect covering any of the Pledged Stock is on file in any filing or recording office.

          Section 3.9. ERISA. With respect to any employee benefit plan for the benefit of employees of Borrower or any Borrower Subsidiary ("Plan") that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and regulations issued pursuant to ERISA, each of Borrower and the Borrower Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA; no Plan or related trust has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA or
Section 412 of the Internal Revenue Code; no Reportable Event as defined in
Section 4043(b) of ERISA has occurred with respect to any Plan maintained in whole or in part for employees of Borrower or the Borrower Subsidiaries; and no provision of this Agreement will result in a Reportable Event or violation of ERISA.

          Section 3.10. REGULATIONS U AND G. None of the stock of Coastal Savings constitutes "margin stock" within the meaning of Regulation U or G of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221 and
Part 207, and the transactions under this Agreement are exempted from or in compliance with the provisions of Regulations U and G.

          Section 3.11. FINANCIAL STATEMENTS. (a) The Borrower has previously delivered or made available to the Savings Banks accurate and complete copies of the consolidated statements of financial condition of the Borrower as of December 31, 1993, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, in each case accompanied by the audit report of Coopers & Lybrand, L.L.P., independent public accountants with respect to the Borrower, and the unaudited consolidated statement of financial condition of the Borrower as of March 31, 1996 and the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 1996 and 1995, and the unaudited consolidated statement of changes in stockholders' equity for the three months ended March 31, 1996. The consolidated statements of financial condition of the Borrower referred to in this Agreement (including the related notes, where applicable) present fairly the consolidated financial condition of the Borrower as of the respective dates set forth therein, and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes, where applicable) present fairly the consolidated results of operations, stockholders' equity and cash flows of the Borrower for the respective periods or as of the respective dates set forth therein.

     (b) Each of the financial statements referred to in Section 3.11(a) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The consolidated audits of the Borrower have been conducted in accordance with generally accepted auditing standards. The books and records of the Borrower and the Borrower Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Borrower and the Borrower Subsidiaries.

     (c) As of March 31, 1996, except and to the extent (i) reflected, disclosed or provided for in the financial statements referred to above and
(ii) of liabilities incurred since March 31, 1996 in the ordinary course of business, neither the Borrower nor any Borrower Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole.

     (d) To the knowledge of the Borrower, since January 1, 1993, the Borrower and each Borrower Subsidiary has duly filed with the Superintendent, the FDIC, and the FRB in correct form the monthly, quarterly and annual regulatory reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance, in all material respects, with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date, and the Borrower and each Borrower Subsidiary has made available to the Savings Banks accurate and complete copies of all such reports as the Savings Banks have requested.

          Section 3.12. TAXES. Borrower and each Borrower Subsidiary has filed all United States income tax returns and all state and municipal tax returns which are required to be filed by it, and has paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Borrower Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

          Section 3.13.  COMPLIANCE WITH APPLICABLE LAWS, AGREEMENTS, ETC.
(a) The Borrower and each of the Borrower Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of the Borrower, no suspension or cancellation of any of the same is threatened.

     (b) Neither the Borrower nor any Borrower Subsidiary is in violation of its articles of incorporation, charter or other chartering instrument or bylaws, or, to the knowledge of the Borrower, any applicable federal, state or local law or ordinance or any applicable order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all applicable banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court applicable to it, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole; and neither the Borrower nor any Borrower Subsidiary has received notice or any communication asserting that the Borrower or any Borrower Subsidiary is in violation of, and the Borrower does not have knowledge of any violation of, any of the above. Except as set forth in Borrower Disclosure Schedule 3.13(b), neither the Borrower nor any Borrower Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment and none of them has received any written communication requesting that they enter into any of the foregoing.

          Section 3.14. ABSENCE OF ADVERSE CHANGES. Since December 31, 1995, no event or events involving the Borrower or a Borrower Subsidiary have occurred which, in the aggregate, (i) have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole, or (ii) materially impair the ability of the Borrower to perform its obligations under this Agreement, the Stock Pledge Agreement, and the Notes, or the consummation of any of the transactions contemplated hereby or thereby or the Recapitalization, and, to the knowledge of the Borrower, no fact or condition now exists that is reasonably likely to cause such a material adverse change to occur in the future.

          Section 3.15. ACCURACY OF STATEMENTS. All statements, representations and warranties made by the Borrower in this Agreement, the Stock Pledge Agreement and the Notes and in any other agreement, document, certificate or instrument delivered or to be delivered by or on behalf of the Borrower under this Agreement, the Stock Pledge Agreement and the Notes are and shall be true, correct and complete in all material respects on the date made and on and as of the Closing Date and no information has been or will be omitted therefrom which would make any of them misleading or incomplete in any material respect as at each such date. It is understood by the Borrower that all such statements, representations and warranties shall be deemed to have been relied on by the Savings Banks as a material inducement to the making of the Loan.

          Section 3.16. ENVIRONMENTAL MATTERS. For purposes of this Section 3.16, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ; the Clean Air Act, as amended, 42 U.S.C. Section 7401, ET SEQ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by the Borrower or any Borrower Subsidiary, including those properties serving as collateral for any loans made and retained by the Borrower or any Borrower Subsidiary or for which the Borrower or any Borrower Subsidiary serves in a trust relationship for the loans retained in portfolio.

     (a) To the knowledge of the Borrower, and except as set forth in Borrower Disclosure Schedule 3.16(a), the Borrower and each Borrower Subsidiary is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole. Neither the Borrower nor any Borrower Subsidiary has received any communication alleging that the Borrower or any Borrower Subsidiary is not in such compliance and, to the knowledge of the

Borrower, there are no present circumstances that would prevent or materially interfere with the continuation of such compliance.

     (b) To the knowledge of the Borrower, neither the Borrower nor any Borrower Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not, singly or in the aggregate, have a material adverse effect on the business, results of operations, or financial condition of the Borrower and the Borrower Subsidiaries taken as a whole.

     (c) To the knowledge of the Borrower, none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole.

     (d) To the knowledge of the Borrower, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole.

     (e) To the knowledge of the Borrower, there are no past or present actions, activities, conditions, events or incidents that could reasonably form the basis of any Environmental Claim against the Borrower or any Borrower Subsidiary or against any Person whose liability for any Environmental Claim the Borrower or any Borrower Subsidiary has retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole.

     (f) The Borrower has set forth on Borrower Disclosure Schedule 3.16(f) any environmental studies conducted by it or any of its subsidiaries during the past five years with respect to any properties owned by it as of the date hereof.

          Section 3.17. ALLOWANCES FOR LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on the consolidated balance sheets included in the Borrower's financial statements referred to in Section 3.11(a) is adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries and foreclosed real estate, respectively. The Real Estate Owned, in the aggregate, reflected on the consolidated balance sheets included in the Borrower's financial statements referred to in Section 3.11(a) is carried at the lower of cost or fair value, less estimated costs to sell, as required by generally accepted accounting principles.

                        ARTICLE IV.  CONDITIONS PRECEDENT

          Section 4.1. CONDITIONS PRECEDENT TO CLOSING THE PURCHASE. The obligations of each of the Savings Banks to perform under this Agreement are subject to satisfaction by the

Borrower, on or prior to the Closing Date, in form and substance satisfactory to the Savings Banks and to their special counsel, Luse Lehman Gorman Pomerenk & Schick, of each of the following:

          (a)  the Savings Banks shall have received the following documents:

               (i) five original copies of this Agreement, executed by Borrower and the Savings Banks;

               (ii) five original copies of the Stock Pledge Agreement, executed by Borrower;

               (iii)  the Notes, executed by Borrower;

               (iv) (A) a certificate of legal existence, issued by the appropriate state officer with respect to the good standing of Borrower and each Borrower Subsidiary and its charter documents on file and (B) a certificate of the appropriate state authorities as to the Borrower and each Borrower Subsidiary with respect to the payment of all taxes necessary to maintain its good standing;

               (v) copies, certified by its Secretary, of the articles of incorporation and bylaws of Borrower and Coastal Savings, with any amendments thereto;

               (vi) resolutions or other appropriate authorizations of Borrower certified by its Secretary, authorizing the execution, delivery and performance, as applicable, of this Agreement, the Notes, the Stock Pledge Agreement, and any other documents necessary for performance of the obligations of Borrower under this Agreement;

               (vii) certificates, executed by its Secretary, as to the incumbency and authenticity of signatures of the officers of Borrower executing this Agreement, the Notes, and the Stock Pledge Agreement any other documents required as conditions precedent under this Section;

               (viii) such certificates of its officers or others and such other documents as to the accuracy of the representations set forth herein and to evidence fulfillment of the conditions set forth in this Article IV as the Savings Banks and their counsel may reasonably request;

               (ix) a certificate or certificates in the name of Borrower representing all outstanding stock of Coastal Savings, accompanied by a stock power, executed by Borrower in blank, with respect to each such certificate;

               (x) An opinion of counsel for Borrower in the form attached hereto as Exhibit 3;

               (xi) A copy of all consents and approvals issued by, and all filings and registrations with, and all notices to, governmental agencies in connection with the consummation of the Recapitalization, and the transactions provided for in this Agreement, including, without limitation, an executed acknowledgment from the FDIC as to the payment in full of and the satisfaction of all claims and rights under the FDIC Note, the Pledge Agreement with the FDIC and related documents; and

               (xii) a Regulation U-1 Form with respect to each of the Notes, completed and executed as to Part 1 by Borrower.

          (b) The Recapitalization shall be effected as of the Closing Date, and a minimum of $2.7 million of additional net equity shall have been obtained by the Borrower through the sale of additional shares of its common stock.

          (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Recapitalization, this Agreement and the transactions contemplated hereby and thereby; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Recapitalization, this Agreement and the transactions contemplated hereby and thereby; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Recapitalization, this Agreement and the transactions contemplated hereby and thereby, or to obtain substantial monetary or other relief against one or more parties hereto in connection with the Recapitalization or this Agreement and which any of the Savings Banks determines in good faith, after consulting with counsel, that it is inadvisable to proceed with the Loan because any such suit, action or proceeding is reasonably likely to have, in the opinion of the Savings Banks, a material adverse effect on the Borrower or any party hereto.

          (d) All regulatory approvals as shall be necessary in the opinion of counsel to the Savings Banks shall have been obtained by the Borrower (provided that no approval or consent referred to in this Section 4.1 shall be deemed to have been obtained if it shall include any term, condition or requirement that, individually or in the aggregate, would result in a material adverse effect on the business, financial condition or results of operations of the Borrower on a consolidated basis, in so significant a manner that a Savings Bank, in its reasonable judgment, would not have entered into this Agreement),

          (e) There shall exist no Event of Default or Incipient Default under this Agreement.

          (f) There shall have been delivered to the Savings Banks, in addition to the fees set forth in Section 1.6 of this Agreement, payment (i) for the expenses incurred by them in connection with their due diligence in connection with entering into this Agreement, and (ii) for legal fees and expenses incurred by them in connection with the preparation, negotiation, execution and delivery of this Agreement, the Stock Pledge Agreement, the Notes, and related matters and documents; provided, however, that the aggregate amount that Borrower shall be obligated to pay under this subparagraph (f) shall not exceed, without the prior written approval of Borrower, $50,000, of which $5,000 has already been paid.


                        ARTICLE V.  AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, until all of its obligations hereunder, under the Notes and under the Stock Pledge Agreement, have been satisfied in full, and in the absence of prior written consent of at least three of the Savings Banks, which written consent may be given through the
Agent:

          Section 5.1. EXISTENCE AND GOOD STANDING. Borrower shall do or, with respect to each of the Borrower Subsidiaries, cause to be done, all things necessary (a) to preserve and keep in full force and effect its corporate existence, material rights, and material licenses and comply with all applicable laws and all rules, regulations and orders of federal, state and local regulatory bodies having jurisdiction applicable to it, noncompliance with which would have a material adverse effect upon the business, financial condition, or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole; (b) to maintain and protect its properties used in the conduct of its operations in a commercially reasonable manner; (c) to conduct its operations and continue the conduct of its business without any substantial change in the general nature of such operations or business from that in effect on the Closing Date; and (d) to maintain its principal place of business as set forth at Section 3.6 hereof; provided that upon ten (10) days written notice to the Savings Banks, Borrower may change its principal place of business.

          Section 5.2. TAXES AND CHARGES. Borrower shall, and shall cause each of the Borrower Subsidiaries to, timely file returns and pay and discharge all taxes, assessments and governmental fees, charges or levies imposed upon it or its income or profits or upon its properties or any part thereof, before the same shall be in default, as well as all lawful claims which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrower and the Borrower Subsidiaries shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower or the Borrower Subsidiaries, as applicable, shall have set aside on its books adequate reserves therefor.

          Section 5.3. INSURANCE. Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with responsible companies in such amounts and against such risks as it presently insures against, including, without limitation, casualty, liability, and deposit insurance and, in any event, as would be reasonably prudent for companies in the same or similar businesses. Copies of all said policies or certificates thereof, including all endorsements, shall be delivered to the Savings Banks upon written request by the Agent.

          Section 5.4. FINANCIAL STATEMENTS. (a) Borrower shall deliver or cause to be delivered to the Agent on behalf of the Savings Banks:

               (i) Within 45 days after the end of each calendar quarter (except as provided in (ii) below) on a consolidated basis for Borrower (A) a balance sheet as at the end of such period and statements of operations and cash flow, and such other quarterly statements as are customarily prepared by it on a quarterly basis, (B) a report setting forth in reasonable detail loan delinquencies, non-accrual loans and loan charge-offs; and (C) upon the written request of the Agent and with reasonable notice, such other quarterly financial statements and information as the Savings Banks may reasonably deem necessary to provide current financial information;

               (ii) As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending on or after December 31, 1995 and until the Maturity Date, audited consolidated financial statements of the Borrower for the fiscal year then ended.

               (iii) As promptly as practicable after filing, copies of all call reports filed with the FDIC, the FRB, or the Bureau of Banking of the State of Maine, and the reports and statements filed by the Borrower with the SEC as a result of having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, between the date of this Agreement and the Maturity Date.

               (iv) Concurrently with the delivery of the financial statements required under subsections (a)(i) and (a)(ii) of this Section, a certificate of its chief financial officer or such other person as may be approved by the Agent in writing stating that, to the knowledge of such officer or other person, (x) such financial statements have been prepared in accordance with GAAP, except that as to interim financial information, such certificate may state that the financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and accordingly, do not include all of the information and footnotes required by GAAP for complete financial statements; and (y) whether there exists an Event of Default or an event which with notice or lapse of time or both would become an Event of Default ("Incipient Default").

          (b) If an Event of Default has occurred and is continuing, the Borrower shall deliver or cause to be delivered to the Agent, within 30 days after the end of each month, (i) a consolidated balance sheet as at the end of such period and a consolidated statements of operations, and such other monthly statements as are customarily prepared by it and by Coastal Savings on a monthly basis, (ii) a report setting forth in reasonable detail loan delinquencies, non-accrual loans and loan charge-offs; and (iii) upon the written request of the Agent and with reasonable notice, such other monthly financial statements and information as the Agent may reasonably deem necessary to provide current financial information, all warranted as to accuracy by its chief financial officer or such other person as may be approved by the Agent in writing;

          (c) In the event that, during the continuance of an Event of Default the Agent does not receive the information required under subsections
(a)(i), (ii) and (iii), and (b) of this Section within ten (10) Business Days of the date such information is required to be delivered, and if the Agent reasonably concludes, as evidenced by the written notice to Borrower, it necessary to cause persons other than Borrower and its agents to prepare such statements, Borrower shall pay all actual and reasonable out-of-pocket costs and expenses of the Agent in connection with the Agent's obtaining such statements, including the costs of any audit undertaken at the request of the Agent to obtain such information.

          Section 5.5. REPORTS. Borrower shall deliver to the Agent, on behalf of the Savings Banks, in reasonable detail, as soon as possible, and, in any event, within five (5) Business Days after Borrower receives notice or knowledge thereof, a statement executed by an officer of Borrower with respect to (i) the occurrence of any Event of Default or Incipient Default or failure to observe any covenant set forth herein and any action taken or contemplated with respect thereto, and (ii) (A) the existence or change in status of any pending or threatened litigation or administrative proceedings or investigations against the Borrower or any Borrower Subsidiary which, if determined adversely to Borrower, would have a material adverse effect upon the financial condition or results of operations of Borrower and the Borrower Subsidiaries taken as a whole, and (B) any reserves set aside or to be set aside in connection with such proceedings, in accordance with GAAP.

               Section 5.6.   CAPITAL MAINTENANCE REQUIREMENTS.  (a)
Borrower shall maintain a leverage ratio, as defined in 12 C.F.R. 325.2, of at least 4.0%, and shall satisfy all other capital requirements imposed on it by the FRB, the Superintendent, the FDIC or any other bank regulatory authority having jurisdiction over the Borrower, provided that in no event shall the Borrower's capital ratios be less than that required for the Borrower to qualify as "adequately capitalized," as defined in 12 C.F.R.
Section 325.103(b); provided, however, that in the event that the capital ratio requirements for qualifying as "adequately capitalized" shall be increased and such increase shall apply to Borrower, Borrower shall have a period equal to the greater of (i) one year, or (ii) the time allowed in the regulation adopting such increase, to comply with the revised definition of "adequately capitalized."

          (b) Coastal Savings shall maintain a leverage ratio, as defined in 12 C.F.R. 325.2, of at least (i) 7.25% on the Closing Date, and (ii) 6.0% from and after the Closing Date, and shall satisfy all other capital requirements imposed on it by the FRB, the Superintendent, the FDIC or any other bank regulatory authority having jurisdiction over the Borrower or Coastal Savings, provided that in no event shall Coastal Savings' capital ratios be less than that required for it to qualify as "adequately capitalized," as defined in 12 C.F.R. Section 325.103(b); provided, however, that in the event that the capital ratio requirements for qualifying as "adequately capitalized" shall be increased and such increase shall apply to Coastal Savings, Coastal Savings shall have a period equal to the greater of
(i) one year, or (ii) the time allowed in the regulation adopting such increase, to comply with the revised definition of "adequately capitalized."


                         ARTICLE VI.  NEGATIVE COVENANTS

          Borrower covenants and agrees that, until such time as Borrower's obligations hereunder, under the Notes, and under the Stock Pledge Agreement have been satisfied in full and in the absence of prior written consent of at least three of the Savings Banks, which written consent may be given through the Agent:

           Section 6.1. MERGERS AND RELATED TRANSACTIONS. Borrower shall not, nor shall any Borrower Subsidiary, merge into or consolidate (including any sale of all or more than 50% of the assets of the Borrower or Coastal Savings) with or into any other Person, unless prior to such merger or consolidation the Notes are paid in full with respect to principal and any interest due thereunder. The foregoing shall not apply to any merger or consolidation involving only (i) the Borrower and one or more Borrower Subsidiary, or (ii) two or more Borrower Subsidiaries.

          Section 6.2. STOCK AND DIVIDENDS. Borrower shall not (i) apply any property or assets to the purchase, retirement or redemption of any shares of its capital stock; or (ii) declare or pay cash dividends on any shares of its capital stock or make any other distributions in respect of its capital stock (other than dividends or distributions payable solely in shares of its capital stock), if at the time of such action and after giving effect thereto:

          (1) an Event of Default or an Incipient Default shall have occurred and be continuing; or

          (2) the Borrower's debt to equity ratio on a parent only basis is greater than 30%.

          Section 6.3. ENCUMBRANCES AND INDEBTEDNESS. Neither Borrower nor Coastal Savings shall:

          (a) create or incur any indebtedness for borrowed money (including, without limitation, obligations under capital leases) or any mortgage, deed of trust, security interest or other encumbrance upon any of its real or personal properties, whether now owned or hereafter acquired, except for

               (i) indebtedness to and encumbrances granted to the Savings Banks under this Agreement,

               (ii) liens for taxes not yet due or contested in good faith by appropriate proceedings,

               (iii)  indebtedness in an aggregate amount not to exceed
$1,000,000,

               (iv)   indebtedness of Borrower to any Borrower Subsidiary, and

               (v) as to Coastal Savings, advances from the Federal Home Loan Bank of Boston, deposits, advances from the Federal Reserve Bank of Boston for liquidity purposes (through the advance window), repurchase agreements with other financial service companies, and other borrowings incurred in the ordinary course of business.

          Section 6.4. SALES AND DISPOSITIONS. Neither Borrower nor any Borrower Subsidiary shall sell, transfer, lease, assign or otherwise dispose of any material portion of its assets, except in the ordinary course of business or as permitted under Section 6.1 hereof.

          Section 6.5. OWNERSHIP OF SUBSIDIARIES. Borrower shall, at no time, own less than 100% of the issued and outstanding stock of Coastal Savings.

          Section 6.6. CAPITAL EXPENDITURES. Borrower shall not incur capital expenditures in excess of $500,000 in the aggregate in any fiscal year.

          Section 6.7. FINANCIAL REQUIREMENTS. Borrower, on a consolidated basis, shall not cause or suffer its net worth to be less than $6,500,000.


                              ARTICLE VII.  DEFAULT

          Section 7.1. EVENTS OF DEFAULT. Each of the following events shall constitute an Event of Default hereunder if such event shall not be remedied within the time period set forth below, unless Borrower receives the prior written consent of at least three of the Savings Banks, which written consent may be given through the Agent:

          (a) Borrower shall fail to pay any amount of principal, interest, fees, or other payments due hereunder or under the Notes when such amount is due and payable and such failure continues for more than five (5) Business Days;

          (b) Borrower or any Borrower Subsidiary (i) shall fail to pay any indebtedness aggregating $350,0000 or more, when due, which is not waived (whether such payment is due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise); or (ii) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such indebtedness or any guaranty when required to be performed, if the effect of such failure is to accelerate, or to permit the holder or holders of such indebtedness or the trustees under any such agreement or instrument to accelerate, the maturity of such indebtedness or such obligation guaranteed by Borrower or any Borrower Subsidiary;

          (c) any representation or warranty made by Borrower as to the Borrower or Coastal Savings in this Agreement, the Stock Pledge Agreement, or any certificate, agreement, instrument, report or statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any other agreement with the Savings Banks to which Borrower is a party, shall be, at the time of the making of such representation or warranty, incorrect in any material respect; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Section 7.1(c), no Event of Default shall be deemed to have occurred under this Section 7.1(c) even if such representations or warranties (other than the representations or warranties contained in Sections 3.2(a)(i) and (ii), 3.3, 3.5, 3.7 and 3.8) are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Borrower and the Borrower Subsidiaries taken as a whole.

          (d) Borrower shall fail to observe or perform any covenant or agreement contained in (i) the corporate existence clause of Section 5.1(a),
Section 5.6 and Sections 6.1 through 6.7 hereof, or the Stock Pledge Agreement, or (ii) Sections 5.4(a) and 5.5, and such failure shall continue for more than ten (10) Business Days, or (iii) other provisions of Article V of this Agreement (other than the Sections or paragraphs specified above), and such failure continues for more than thirty (30) days. It is understood and agreed, however, that notwithstanding the provisions of this Section 7.1(d), the Borrower shall not be deemed to have failed to observe or perform the covenant contained in Section 6.7 hereof unless such failure continues for more than 90 days PROVIDED THAT during such 90-day period, (i) the Borrower shall have provided to the Agent, on behalf of the Lenders, no later than 30 days following Borrower's obtaining knowledge of its failure to satisfy Section 6.7, a written plan for satisfying the provisions of Section 6.7, (ii) the Borrower shall have provided to the Agent, on behalf of the Lenders, no later than 60 days following Borrower's obtaining knowledge of its failure to satisfy Section 6.7, the terms of a specific proposal to satisfy Section 6.7 which proposal shall be deemed reasonably viable and likely to occur within such 90-day period, in the reasonable judgement of the Agent on behalf of the Lenders; and (iii) no other Event of Default shall have occurred and is continuing;

          (e) Borrower or any Borrower Subsidiary shall generally not pay its debts as they become due or admit in writing its inability generally so to pay its debts, make an assignment for the benefit of creditors, seek an order for relief in bankruptcy become insolvent or bankrupt within the meaning of the Federal Bankruptcy Code, petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator, trustee, or similar official (hereinafter "Official") for it or any substantial part of its property, commence any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction (including, without limitation, the Federal Bankruptcy Code, the Federal Deposit Insurance Act, and the Maine Banking Code) or there shall be commenced against it any such proceeding which remains unstayed or undismissed for a period of more than sixty (60) days, or it shall consent to, approve of or acquiesce in any such proceeding or the appointment of any such Official, or it shall suffer any such proceeding to continue undischarged for a period of more than sixty (60) days;

          (f) Borrower or any Borrower Subsidiary shall suffer the entry of judgments against it for the payment of money in excess of $500,000 in the aggregate at any one time by any court of record or shall suffer the issuance of any writs of attachment on any of its assets having values in the aggregate at any one time of greater than $500,000, and Borrower or such Borrower Subsidiary shall not discharge the same or provide for their discharge in accordance with their terms, or procure a stay of execution thereon within thirty (30) days from the date of entry thereof, unless execution thereon is effectively stayed pending further proceedings; or

          (g) any security interest or lien granted herein or to be granted hereunder in the Pledged Stock shall for any reason cease to be a valid and perfected security interest or lien having first priority.

          Section 7.2. ACCELERATION. Upon the occurrence of any Event of Default the Agent shall, at the direction of at least Three Fourths of the Savings Banks, by written notice to Borrower, declare the entire indebtedness of Borrower then outstanding under the Notes immediately due and payable without presentment, demand, protest, notice of protest or any other notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing provisions of this Section, the entire indebtedness of Borrower then outstanding under the Notes shall become immediately due and payable without notice or election of any kind and without need for any action by the Agent or Savings Banks if there shall occur an Event of Default under Section 7.1(e) of this Agreement.

          Section 7.3. RIGHT OF SETOFF. Upon the occurrence and during the continuance of any Event of Default, each of the Savings Banks is hereby authorized at any time and from time to time, without prior notice to Borrower (any such prior notice being expressly waived by Borrower), to set off and apply any and all money or other property at any time held, and other indebtedness at any time owing, by any Savings Bank to or for the credit or the account of Borrower or any Borrower Subsidiary against any and all of the obligations of Borrower, first under this Agreement and second under any other Agreement with Borrower, irrespective of whether or not the Savings Banks shall have made any demand under this Agreement or the Notes, and although such obligations may be unmatured. The Savings Banks agree promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. If a Savings Bank shall effect payment of any principal of or interest on a Note held by it under this Agreement through the exercise of any right of set-off, banker's lien, counterclaim or similar right, it shall promptly pay to the other Savings Bank holders of the Notes such amounts, and make such other adjustments from time to time as shall be equitable to the end that the Savings Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal and interest on the Note held by each of them. To such end the Savings Banks shall make appropriate adjustments among each Savings Bank if such payment is rescinded or must otherwise be restored. Nothing contained herein shall require any Savings Bank to exercise any such right or shall affect the right of any Savings Bank to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. The rights of the Savings Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Savings Banks may have.

          Section 7.4. RIGHTS TO PLEDGED STOCK. Upon the occurrence of any Event of Default, the Agent (on behalf of the Lenders) shall have all rights with respect to the Pledged Stock set forth in the Stock Pledge Agreement.


                           ARTICLE VIII.  MISCELLANEOUS

          Section 8.1. RIGHTS AND WAIVERS. All rights, remedies and powers granted to the Agent and the Savings Banks, in this Agreement, the Notes, or the Stock Pledge Agreement, or any other instrument or document delivered hereunder, whether express or implied, shall be cumulative and may be exercised singly or concurrently with such other rights as the Agent or the Savings Banks may have, and shall include, without limitation, the right to apply to a court of equity for any injunction to restrain a breach or threatened breach of this Agreement and all rights as stated in Article VII hereof. No failure or delay on the part of the Agent or the Savings Banks in exercising any right, power or privilege hereunder, under the Notes, the Stock Pledge Agreement, or any other instrument or document issued in connection herewith, or under applicable law, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver or modification of any right, power or privilege of the Agent or the Savings Banks, or of any obligation of Borrower hereunder, under the Notes or the Stock Pledge Agreement shall be effective unless such waiver or modification is in writing, signed by the Savings Banks or the Agent and then only to the extent set forth therein. A waiver by the Agent or the Savings Banks of any right, power or privilege hereunder on any one occasion shall not be construed as a bar to, or a waiver of, any such right, power or privilege which the Agent or the Savings Banks otherwise would have on any subsequent occasion.

          Section 8.2. BINDING EFFECT; ASSIGNMENT. This Agreement shall bind and inure to the benefit of the parties, their legal representatives, successors and assigns, provided, however, that that Borrower may not assign or transfer its rights hereunder or any interests herein without the prior written consent of the Savings Banks, and the Savings Banks may not transfer a Note or any interest therein without the prior written consent of the Borrower.

          Section 8.3. SEVERABILITY. Any provision of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibi-tion, or modified to conform with such laws, without invalidating the remaining provisions of this Agreement, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction.

          Section 8.4. INTERPRETATION. Article and Section headings used herein are for convenience only and shall not affect the construction or interpretation of this Agreement. Use of the singular shall include the plural, and vice versa, where necessary in the construction or interpretation of this Agreement. Specification of any section or subsection herein shall be deemed to include specification of any exhibit or appendix referred to therein. Although the obligations of the Savings Banks under this Agreement are several, each Savings Bank may individually enforce its rights to receive the prompt payment of principal and interest in accordance with the terms of this Agreement and the Note.

          Section 8.5. GOVERNING LAW. This Agreement, the Notes, and the Stock Pledge Agreement shall be construed in accordance with and governed by the laws of the State of Maine. Borrower consents to the jurisdiction of the courts of the State of Maine (including the federal district court) over all matters arising in connection with this Agreement, the Notes, or the Stock Pledge Agreement and all suits in that regard shall be brought in such courts unless at least Three Fourths of the Savings Banks otherwise consent in writing. The parties waive the right to trial by jury.

          Section 8.6. PAYMENT OF EXPENSES AND TAXES. Borrower agrees to pay all out of pocket costs and expenses of the Agent and the Savings Banks in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes, the Stock Pledge Agreement, and any other related documents, including the reasonable fees and disbursements of special counsel to the Agent and the Savings Banks, subject to the provisions of Section 4.1(f) of this Agreement, and to pay all actual and reasonable out of pocket costs and expenses of the Agent and the Savings Banks in connection with the administration and enforcement of this Agreement, the Notes, and the Stock Pledge Agreement, including reasonable attorneys' fees and disbursements arising in connection therewith (whether or not suit is instituted). Borrower agrees to indemnify the Agent and the Savings Banks from and against any and all liabilities, losses, damages, penalties, actions, judgments, costs, expenses (including, without limitation, reasonable attorneys' fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the Savings Banks in any litigation, proceeding or investigation instituted or conducted by any Person (other than Borrower) with respect to any aspect of, or any transaction contemplated by, or referred to in, this Agreement, or any matter related to the business of Borrower or any securities or other litigation arising as a result of any action or failure to act by Borrower. Borrower also agrees to pay, and to save Agent and the Savings Banks harmless from any delay in paying, all stamp and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Stock Pledge Agreement, or any modification hereof or thereof, and all filing and recording fees in connection therewith.

          Section 8.7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement and in any certificates or other documents delivered pursuant hereto shall survive the execution and delivery of this Agreement and the making of the loans hereunder, and the provisions of Section 8.6 hereof shall survive payment of the Notes.

          Section 8.8. NOTICES. All notices, requests and demands to or upon any party hereto shall be deemed to have been given or made when delivered or three (3) Business Days after the date when mailed, first class postage prepaid, addressed to such party as follows or to such other address as may be hereafter designated in writing by such party to the other parties hereto:

          (a)  if to the Savings Banks, to the Agent, to:

          Machias Savings Bank
          4 Center Street
          Machias, Maine 04654-1110
          Attention:  Mr. Edward L. Hennessey, Jr., President

          (i)  with a copy (which shall not constitute notice) to:

          Luse Lehman Gorman Pomerenk & Schick, P.C.
          5335 Wisconsin Avenue, N.W., Suite 400
          Washington, D.C. 20015
          Attention:  John J. Gorman, Esq.

          (b)  if to Borrower to:

          First Coastal Corporation
          36 Thomas Drive
          Westbrook, Maine  04092
          Attention: Mr. Gregory T.  Caswell, President

          (i) with a copy (which shall not constitute notice) to:

          Hogan & Hartson L.L.P.
          555 Thirteenth Street, N.W.
          Washington, D.C.  20004
          Attention:  Howard I.  Flack, Esq.

          Section 8.9. EXECUTION. This Agreement may be executed by the parties hereto individually or in any combination of the parties hereto in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

          Section 8.10. AMENDMENTS. This Agreement and its Exhibits, together with the provisions of the Notes and the Stock Pledge Agreement and other documents identified herein, constitute the entire agreement between the parties hereto, and no amendment or waiver of any provision of this Agreement, the Stock Pledge Agreement or the Notes nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Savings Banks and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          Section 8.11. NO FIDUCIARY RELATIONSHIP. Borrower acknowledges that nothing contained in this Agreement, the Stock Pledge Agreement, or the Notes is intended to or shall result in the existence of any fiduciary obligation of the Agent or the Savings Banks to Borrower, Borrower being experienced and sophisticated in financial and credit relationships and being represented by experienced counsel of its own choosing.

          Section 8.12. DEFINITIONS. For purposes of this Agreement, terms bearing initial capitals and defined in various previous Sections of this Agreement shall have the meanings stated in such Sections; financial or accounting terms not specifically defined shall have the meanings ordinarily applied under generally accepted accounting principles applied on a consistent basis ("GAAP"); and the following terms shall have the meanings stated below, except as the context otherwise requires:

          (a) "Affiliates" means , with respect to a corporation, any other corporation or corporations (a) of which it owns 50% or more of the stock,
(b) which owns 50% or more of its stock, or (c) 50% or more of the stock of which is owned by a corporation that owns 50% or more of its stock.

          (b) "Brokered Deposits" means deposits in Coastal Savings that were placed with Coastal Savings by or through any Person engaged in the business of placing deposits for others or of placing funds in accounts to be sold to others.

          (c) "Business Day" means a day of the year on which banks generally under the laws of the State of Maine are not required or authorized to close, and in any event shall not include a Saturday or Sunday.

          (d) "Closing Date" or "Closing" means the date on which all of the conditions precedent stated in Section 4.1 have been satisfied and the date on which the closing of the Recapitalization occurs;

          (e) "Knowledge of Borrower" means the actual knowledge of the president, the chief executive officer, the chief financial officer and/or the board of directors of the Borrower.

          (f) "Three Fourths of the Savings Banks" means, as of any date, Savings Banks (including the Agent, if applicable) on such date holding at least 75% of the total principal amount then outstanding under the Notes, including, if applicable, any Notes held by the Agent.

          (g) "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or a government or any agency or political subdivision thereof.

                              ARTICLE IX.  THE AGENT

          Section 9.1. APPOINTMENT, POWERS AND IMMUNITIES. Each Savings Bank hereby appoints and authorizes the Agent to act as its agent hereunder, under the Stock Pledge Agreement, and under the Notes with such powers as are specifically delegated to the Agent by the terms of this Agreement, the Stock Pledge Agreement, and the Notes, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Stock Pledge Agreement, and the Notes and shall not be a trustee for any Savings Bank. The Agent shall not be responsible to the Savings Banks or to Borrower or any Borrower Subsidiary for any recitals, statements, representations, or warranties made by the Borrower in this Agreement, or the Notes in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or the Notes, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other document referred to or provided for herein or therein or for the collectibility of the Notes or of any failure by the Borrower to perform any of its obligations hereunder or under the Notes. The Agent may employ agents and attorneys-in-fact and shall not be answerable to Savings Banks or to Borrower or any Borrower Subsidiary except as to money or securities received by it or its authorized agents, for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent (in its capacity as Agent) nor any of its directors, officer, employees, or agents shall be liable or responsible to the Savings Banks or to the Borrower or any Borrower Subsidiary for any action taken or omitted to be taken by it or them hereunder, under the Stock Pledge Agreement or under the Notes or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

          Section 9.2. RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Stock Pledge Agreement, or the Notes, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, or under the Notes in accordance with instructions signed by Three Fourths of the Savings Banks, and such instructions of Three Fourths of the Savings Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Savings Banks.

          Section 9.3. EVENTS OF DEFAULT. The Agent shall not be deemed to have knowledge of the occurrence of an Event of Default (other than the non-payment of principal of or interest under the Notes) unless the Agent has received written notice from a Savings Bank or Borrower specifying such Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of an Event of Default, the Agent shall give notice thereof to all of the Savings Banks.
The Agent shall (subject to Section 9.7. hereof) take such action with respect to the Pledged Stock upon an Event of Default as shall be directed by Three Fourths of the Savings Banks, subject to the terms of the Stock Pledge Agreement.

          Section 9.4. RIGHTS AS A SECURED PARTY. With respect to the Stock Pledge Agreement, the Agent in its capacity as a Secured Party hereunder shall have the same rights and powers hereunder as any other Secured Party and may exercise the same as though it were not acting as the Agent, and the terms "Secured Party" or "Secured Parties" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefore to any Savings Bank) lend money to and generally engage in any kind of business with the Borrower, as if it were not acting as the Agent, and the Agent may accept fees and other consideration from Borrower, for services in connection with this Agreement, or the Notes or otherwise without having to account for the same to the Savings Banks.

          Section 9.5. INDEMNIFICATION. The Savings Banks shall indemnify the Agent (to the extent not reimbursed by Borrower under this Agreement), ratably in accordance with the aggregate principal amount of the Notes purchased by the Savings Banks (or, if no balances under the Notes are at the time outstanding, ratably in accordance with their respective purchase commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Stock Pledge Agreement, or the Notes or any other documents contemplated by or referred to herein or therein or the transactions contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Sections 4.1(f) and 8.6 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Savings Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified; and provided further, that in determining the pro rata share of the Savings Banks' for indemnification of the Agent, the pro rata share of the Agent, if the Agent is a Savings Bank, shall be included and taken into account.

          Section 9.6. NON-RELIANCE ON AGENT AND OTHER SAVINGS BANKS. Each Savings Bank agrees that it has, independently and without reliance on the Agent or any other Savings Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Savings Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking actions under this Agreement, the Notes or the Stock Pledge Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement, or the Notes or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower on behalf of any other Savings Banks. Except for notices, reports and other documents and information expressly required to be furnished to the Savings Banks by the Agent hereunder or under the Notes, the Agent shall not have any duty or responsibility to provide any Savings Bank with any credit or other information concerning the affairs, financial condition or business of Borrower which may come into the possession of the Agent or any of its affiliates.

          Section 9.7. FAILURE TO ACT. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder on behalf of other Savings Banks unless it shall be indemnified to its satisfaction by the Savings Banks on a PRO RATA basis against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          Section 9.8. RESIGNATION OR REMOVAL OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving not less than 30 days prior written notice thereof to the Savings Banks and Borrower, and the Agent may be removed at any time upon the written request of all other Savings Banks. Upon any such resignation or removal, the other Savings Banks shall have the right to
appoint a successor Agent.   The appointment of a successor Agent shall be
subject to the written consent of the Borrower, which consent shall not be unreasonably withheld, if the proposed successor Agent is not one of the Savings Banks. Upon the acceptance of any appointment as agent hereunder or under the Notes by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the Stock Pledge Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

          Section 9.9. PRO RATA APPLICATION OF PAYMENTS. Section 1.7 of this Agreement provides for payments hereunder to be made to each Savings Bank. In the event that any payment to which the Savings Banks are entitled hereunder is received by the Agent, however, (a) upon its receipt of any payment of principal, interest or fees hereunder in immediately available funds, the Agent shall, no later than the following Business Day, remit such payment to the Savings Banks on a PRO RATA basis in accordance with the principal amount outstanding under each of the Notes, (b) in the case of receipt of payments of funds other than in immediately available funds, the Agent shall remit to Savings Banks immediately after receiving reasonable assurance that such funds are collected funds, and, in the event that payments remitted are subsequently not collected by the Agent, the Savings Banks shall return to the Agent any such funds remitted by the Agent.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered on its behalf as of the date stated on the first page hereof.


                   FIRST COASTAL CORPORATION


                   By: /s/ Gregory T. Caswell
                       -------------------------------------
                       Gregory T. Caswell
                       President and Chief Executive Officer


                   ANDROSCOGGIN SAVINGS BANK


                   By: /s/ Steven A. Closson
                       --------------------------------------
                       Steven A. Closson
                       President and Chief Executive Officer


                   BANGOR SAVINGS BANK


                   By: /s/ P. James Dowe, Jr.
                       ---------------------------------------
                       P. James Dowe, Jr.
                       President and Chief Executive Officer


                   MACHIAS SAVINGS BANK


                   By: /s/ Edward L. Hennessey, Jr.
                       ---------------------------------------
                       Edward L. Hennessey, Jr.
                       President and Chief Executive Officer


                   NORWAY SAVINGS BANK


                   By: /s/ R. Tardif
                       ----------------------------------------
                       R. Tardif
                       Senior Vice President

                   MACHIAS SAVINGS BANK, AS AGENT


                   By: /s/ Edward L. Hennessey, Jr.
                       ----------------------------------------
                       Edward L. Hennessey, Jr.
                       President and Chief Executive Officer

                                                                     EXHIBIT 1

                                PROMISSORY NOTE

$1,000,000                                            Dated:             , 1996


     FOR VALUE RECEIVED, the undersigned, First Coastal Corporation, a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to
                        ("Lender"), subject to the terms and conditions of the Loan Agreement, of even date herewith, among the Borrower, Machias Savings Bank, as Agent (the "Agent"), and the Lender and the other savings banks named therein (the "Loan Agreement"), the principal amount of ONE MILLION DOLLARS AND NO CENTS ($1,000,000.00), payable on or before the Maturity Date (as defined below), together with interest on the unpaid principal amount of this Note from the date hereof, at a rate per annum equal to 10.85% (computed on the basis of a 365-day year), to and including the Maturity Date. Interest shall be payable quarterly, in arrears, on the last day of each calendar quarter commencing on September 30, 1996 and continuing on each December 31, March 31, June 30 and September 30 thereafter and on the Maturity Date.

     Commencing on June 30, 1998, and continuing semi-annually on each December 31 and June 30 thereafter until the Maturity Date (as defined below), Borrower shall pay to Lender a principal payment of $50,000; the entire remaining principal balance of this Note shall be paid on December 31, 2001 (the "Maturity Date"). The final payment of the remaining principal balance of this Note shall be accompanied by the payment of all accrued but unpaid interest with respect to the principal balance outstanding prior thereto.

     Borrower may prepay this Note in whole or in part at any time at its option upon not less than three Business Days prior written notice, specifying the date and the amount of prepayment, and upon the payment of all accrued but unpaid interest on the amount prepaid to the date of such prepayment, provided that each such optional principal prepayment shall be in a minimum amount of $25,000, and provided further, that any optional prepayment during the first three years following the Closing Date shall be accompanied by a prepayment premium as set forth in Section 1.4 of the Loan Agreement.

     The obligation of the Borrower to the Lender hereunder is secured pursuant to the terms of a Stock Pledge Agreement, dated as of the date hereof, made by the Borrower in favor of the Agent (the "Stock Pledge Agreement"). Upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Lender shall have all of the rights set forth in the Loan Agreement and the Stock Pledge Agreement.

     Whenever any payment of principal, interest or fees to be made hereunder becomes due on a day other than a Business Day (as defined in the Loan Agreement), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the amount of interest then to be paid. All payments and prepayments hereunder shall be made by wire transfer to the Lender's account (as specified in the Loan Agreement) without offset or counterclaim, in such money of the United States as at the time of payment shall be legal tender for the payment of public and private debts and in immediately available funds. Each payment shall be received by each Lender no later than 2:00 p.m., Eastern Time (standard or daylight, as in effect) and any payment received after such time shall be treated as received on the next Business Day.

     Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived by the Borrower. The Borrower agrees to pay all out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees) incurred by the holder hereof in connection with the enforcement of this Note.

     This Note and the rights and obligations of the Lender and the Borrower hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of Maine (but not including the choice of law rules thereof).

     Unless an Event of Default shall have occurred, this Note may not be transferred or assigned by the Lender without the prior written consent of the Borrower.



                                 FIRST COASTAL CORPORATION



                                 By: _________________________________________
                                 Name:   Gregory T. Caswell
                                 Title:  President and Chief Executive Officer

                                                                     EXHIBIT 2

                             STOCK PLEDGE AGREEMENT


          THIS STOCK PLEDGE AGREEMENT ("Pledge Agreement") is entered into as
of               , 1996, by and between FIRST COASTAL CORPORATION, a Delaware corporation (the "Pledgor"), and MACHIAS SAVINGS BANK for itself and as agent (the "Agent") for the Lenders (hereinafter defined) who are parties to the Loan Agreement described below.

          BACKGROUND. The Pledgor, Androscoggin Savings Bank, Bangor Savings Bank, Machias Savings Bank, and Norway Savings Bank (the "Lenders") have executed and delivered a certain Loan Agreement dated this date (the "Loan Agreement").

          The Pledgor has executed and delivered the Notes (as hereinafter defined) of even date herewith and in connection therewith is required to execute and deliver this Pledge Agreement and to pledge hereunder the Pledged Stock (as hereinafter defined) as security for the Notes.

          It is a condition to the Lenders' obligation to purchase the promissory notes issued by Pledgor as provided for in the Loan Agreement (the "Notes"), that the Pledgor execute this Pledge Agreement and, pursuant hereto, pledge the Pledged Stock, as defined in this Pledge Agreement, as security for the prompt satisfaction of all obligations of the Pledgor arising under the Loan Agreement and the Notes (the "Obligations").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually agree, intending to be legally bound, as follows:

          1. The term "Pledged Stock" shall mean the 100,000 shares of Coastal Savings Bank common stock, par value $1.00 per share, described in
Schedule I hereto, together with all proceeds thereof and all cash, additional securities and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Stock, but excluding any cash dividends which Pledgor is authorized to receive and retain pursuant to Section 2(d) of this Pledge Agreement.

          2. (a) As security for the prompt satisfaction of the Obligations, the Pledgor hereby pledges to the Agent the Pledged Stock and grants the Agent a lien thereon and security interest therein. All certificates and other instruments or documents evidencing rights or ownership in the Pledged Stock are being delivered to the Agent at the time of execution and delivery of this Pledge Agreement, accompanied by stock powers executed in blank, and by such other documents or instruments as the Agent may reasonably request, in accordance with Section 4.1(a)(ix) of the Loan Agreement. The Agent shall take and maintain possession in its capacity as Agent for itself as Lender and for the other Lenders.

               (b) Until the termination of this Pledge Agreement, if the Pledgor shall become entitled to receive or shall receive, in connection with any of the Pledged Stock, any:

                    (i) Stock certificates, including, but without limitation, any certificates representing a stock dividend or issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off, or split-off;

                    (ii) Options, warrants, or rights, whether as an addition to, or in substitution or in exchange for, any of the Pledged Stock, or otherwise;

                    (iii) Dividends or distributions payable in property, including securities issued by other than the issuer on any of the Pledged Stock; or

                    (iv) Dividends or distributions of any sort, other than cash dividends which the Pledgor is entitled to receive and retain pursuant to Section 2(d) of this Pledge Agreement;

then the Pledgor shall accept the same as the Agent's agent, in trust for the Agent, and shall deliver them forthwith to the Agent in the exact form received with, as applicable, the Pledgor's endorsement when necessary, or appropriate stock powers duly executed in blank, to be held by the Agent, subject to the terms hereof, as part of the Pledged Stock.

               (c) If an Event of Default (as defined in the Loan Agreement) shall have occurred and be continuing, the Agent, at its option, may have any part or all of the Pledged Stock registered in its name or that of its nominee, and the Pledgor hereby covenants that, upon the Agent's request, the Pledgor will cause the issuer, transfer agent or registrar of the Pledged Stock to effect such registration.

               (d) For so long as no Event of Default exists under the Loan Agreement, Pledgor shall have the right to receive cash dividends declared and paid by Coastal Savings Bank with respect to the Pledged Stock. Any and all stock or liquidating dividends, other distributions in property, returns of capital or other distributions made on or in respect of the Pledged Stock, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of Coastal Savings Bank, received in exchange for the Pledged

Stock or any part thereof or received as a result of any merger, consolidation, acquisition or other exchange of assets to which Coastal Savings Bank is a party or otherwise, shall be and become part of the Pledged Stock pledged hereunder and, if received by Pledgor, shall forthwith be delivered to the Agent, to be held subject to the terms of this Pledge Agreement.

               (e) For so long as no Event of Default exists under the Loan Agreement, Pledgor shall have the right to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Pledged Stock or any part thereof. Effective upon the occurrence of any Event of Default, Pledgor hereby revokes any and all previous proxies relating to the Pledged Stock and appoints the Agent or its nominee as its proxyholder to attend and vote at any and all meetings of the stockholders of Coastal Savings Bank (including any adjournments thereof) and to act on requests for written consent of stockholders as if a duly appointed representative of Pledgor had attended such meeting or otherwise voted on behalf of Pledgor or given Pledgor's written consent. This appointment of the Agent as Pledgor's proxy is coupled with an interest and shall be irrevocable until the payment in full of the Obligations under this Pledge Agreement.

               (f) The Agent shall execute and deliver (or cause to be executed and delivered) to Pledgor all proxies, powers of attorney, dividend orders and other instruments as Pledgor may request for the purpose of enabling Pledgor to receive any cash dividends which Pledgor is authorized to receive and retain pursuant to Section 2(d) hereof and to exercise the voting and/or consensual rights and powers which Pledgor is entitled to exercise pursuant to Section 2(e) hereof; and Pledgor shall execute and deliver to the Agent such instruments as may be required or may be requested by the Agent to enable the Agent to receive and retain the distributions or other property it is authorized to receive and retain on behalf of the Agent pursuant to Section 2(d) hereof. Consistent with applicable law, Borrower shall bear all risks of diminution or depreciation of the Pledged Stock, and the Agent shall have the right, in its sole discretion, to refrain from selling or otherwise disposing of the Pledged Stock.

               (g) Upon the occurrence and during the continuance of an Event of Default, the Agent may, without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of the time and place of public or private sale) to or upon the Pledgor or any other person (all of which are, to the extent permitted by law, hereby expressly waived), forthwith realize upon the Pledged Stock or any part thereof, and may forthwith sell or otherwise dispose of and deliver the Pledged Stock or any part thereof or interest therein, or agree to do so, in one or more units at public or private sale or sales, at any stock exchange, broker's board or at any of the Agent's offices or elsewhere, at such prices and on such terms (including, but without limitation, a requirement that any purchaser of all or any part of the Pledged Stock purchase the shares constituting the Pledged Stock for investment and without any intention to make distribution thereof) as the Agent may deem commercially reasonable, for cash or on credit, or for future delivery without assumption of any credit risk, with the right to the Agent or any purchaser to purchase upon any such sale the whole or any part of the Pledged Stock free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived and released.

               (h) The proceeds of any such disposition or other action by the Agent shall be applied as follows:

                    (i) First, to the costs and expenses incurred in connection therewith or incidental thereto or to the care or safekeeping of any of the Pledged Stock or in any way relating to the rights of the Agent hereunder, including reasonable attorneys' fees and legal expenses;

                    (ii)   Second, to the satisfaction of the Obligations;

                    (iii) Third, to the payment of any other amounts required by applicable law (including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code); and

                    (iv) Fourth, to the Pledgor to the extent of any surplus proceeds. Provided that if the proceeds are insufficient to pay all such expenses, Obligations and other amounts, the Pledgor shall remain liable for any deficiency.

               (i) Except as may otherwise be expressly required by applicable law, the Agent need not give more than seven (7) days' notice of the time and place of any public sale or of the time after which a private sale may take place, which notice the Pledgor hereby deems reasonable.

          3.   The Pledgor represents and warrants that:

               (a) It has all requisite corporate power and corporate authority to enter into this Pledge Agreement, to pledge the Pledged Stock for the purposes described in Section 2(a), and to carry out the transactions contemplated by this Pledge Agreement;

               (b) It is the legal and beneficial owner of all of the Pledged Stock;

               (c) The shares of the Pledged Stock constitute all of the issued and outstanding shares of capital stock of the issuer thereof;

               (d) All of the shares of the Pledged Stock have been duly and validly issued, are fully paid and nonassessable, subject to the provisions of 9-B, Maine Revised Statutes Section 315, as amended, and are owned by the Pledgor free of any pledge, mortgage, hypothecation, lien, charge, encumbrance, or security interest in such shares or the proceeds thereof except such as are granted hereunder.

               (e) The execution, delivery and performance of this Pledge Agreement will not result in any violation of any provision of the Pledgor's charter or by-laws, or violate or constitute a default under the terms of any agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance, or other governmental rule or regulation applicable to the Pledgor or any of its property; and

               (f) Upon delivery of all stock certificates representing the Pledged Stock to the Agent or its agent, duly endorsed in blank or accompanied by one or more stock powers duly endorsed in blank, such delivery and this Pledge Agreement shall create a valid first lien upon, and perfected security interest in, the Pledged Stock, subject to no prior security interest, lien, charge, encumbrance, or agreement purporting to grant to any third party a security interest in the Pledged Stock.

          4. (a) The Pledgor hereby covenants that, until all of the Obligations have been satisfied in full, it will not:

                    (i) Sell, convey, or otherwise dispose of any of the Pledged Stock or any interest therein or create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance, or any security interest whatsoever in, or with respect to, any of the Pledged Stock, other than that created hereby; or

                    (ii) Consent to, or approve of, the issuance of any additional shares of any class of capital stock by the issuer of the Pledged Stock, or any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or exchangeable for, any such shares, or any warrants, options, rights, or other commitments entitling any person to purchase or otherwise acquire any such shares.

               (b) The Pledgor warrants and will, at its own expense, defend the Agent's security interest in and to the Pledged Stock against the claims of any person, firm, corporation, or other entity, other than those arising by, through or under Agent or any other Lender.

          5. (a) If the Agent shall elect to exercise its right to sell or otherwise dispose of all or any part of the Pledged Stock, and if, in the opinion of counsel for the Agent, it is necessary to have the Pledged Stock or that portion thereof to be sold registered under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Pledgor will use its best efforts to cause

                    (i) the issuer of the Pledged Stock, its directors, and officers, to take all action necessary to register the Pledged Stock or that portion thereof to be disposed of under the provisions of the Securities Act, at the Pledgor's expense; PROVIDED THAT only one registration per any six month period shall be required;

                    (ii) the registration statement relating thereto to become effective and to remain so for not less than one year from the date of the first public offering of the Pledged Stock or that portion thereof so to be disposed of, and to make all amendments thereto and to the related prospectus which, in the opinion of the Agent or its counsel, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and Regulations of the Securities and Exchange Commission applicable thereto;

                    (iii) the issuer of the Pledged Stock to comply with the provisions of the "Blue Sky" laws of any jurisdiction which the Agent shall reasonably designate; and

                    (iv) the issuer of the Pledged Stock to make available to its security holders, as soon as practicable ( but in no event later than sixteen (16) months after the effective date of such registration statement), an earnings statement (which need not be audited) covering a period of at least twelve (12) months beginning with the first month after the effective date of any such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act.

                    (v) if registration under the Securities Act is not required, but, in the opinion of counsel to the Agent, information substantially similar to that which would be provided in connection with a registration under the Securities Act is appropriate or required in connection with a sale or disposition of the Collateral, the Pledgor shall provide such information and shall cooperate with the Secured parties in providing such information as requested by Agent, at the expense of the Pledgor, and shall otherwise comply with the provisions of this Section 5(a) as if registration under the Securities Act was required.

               (b) The Pledgor acknowledges that a breach of any of the covenants contained in paragraph 5(a) above may cause irreparable injury to the Agent; that the Agent will have no adequate remedy at law with respect to such breach; and, as a consequence, that the Pledgor's covenants in paragraph 5(a) shall be specifically enforceable against the Pledgor; and the Pledgor hereby waives, to the extent such waiver is enforceable under law, and shall not assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

               (c) Notwithstanding the foregoing, the Pledgor recognizes that the Agent may be unable to effect a public sale of all or a part of the Pledged Stock and may be compelled or deem it best to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Stock for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Agent than those of public sales, and agrees that such private sales shall, not by reason thereof, be deemed to have been made in a commercially reasonable manner, and that the Agent has no obligation to delay sale of any Pledged Stock to permit the issuer thereof to register it for public sale under the Securities Act.

               (d) Pledgor shall use its best efforts to cause any issuer, transfer agent, or registrar of the Pledged Stock to take all such actions and execute all such documents as may be necessary or appropriate, upon the request of Agent, to (i) remove any restrictive legends placed on the Pledged Stock that are not legally required for such Pledged Stock held by Agent;
(ii) after an Event of Default, effect any sale or sales of Pledged Stock in accordance with Rule 144 under the Securities Act, if applicable; and (iii) after an Event of Default, effect any sale or other disposition of the Pledged Stock in any lawful public or private sale or other disposition.

          6. The Pledgor will promptly deliver to the Agent all written notices and will promptly give the Agent written notice of any other notices received by it with respect to Pledged Stock, and the Agent will promptly give like notice to the Pledgor of any such notices received by it or its nominee.

          7. The Pledgor shall at any time, and from time to time, upon the written request of the Agent and at the expense of the Pledgor, execute and deliver such further documents and do such further acts and things as the Agent may reasonably request to effect the purposes of this Pledge Agreement, including, without limitation, delivering to the Agent upon the occurrence of an Event of Default irrevocable proxies with respect to the Pledged Stock in form satisfactory to the Agent.

          8. Upon the satisfaction in full of all Obligations and the satisfaction of all additional costs and expenses of the Agent as provided herein, this Pledge Agreement shall terminate, and the Agent shall deliver to the Pledgor without recourse or representation, at the

Pledgor's expense, such of the Pledged Stock as shall not have been sold or otherwise disposed of pursuant to this Pledge Agreement.

          9. (a) Beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held hereunder (which duty shall not include any steps to preserve rights against prior parties or to send notices, perform services, or take any action in connection with the management of the Pledged Stock), the Agent shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Stock upon surrendering it or tendering surrender of it to the Pledgor.

               (b) No course of dealing between the Pledgor and the Agent, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of the Agent hereunder or under the Pledge Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

               (c) The rights and remedies provided herein and in the Loan Agreement and in all other agreements, instruments, and documents delivered pursuant to or in connection with the Loan Agreement are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law, including, but without limitation, the rights and remedies of a secured party under the Uniform Commercial Code.

               (d) The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Pledge Agreement in any jurisdiction.

          10. Any notice required or permitted by this Pledge Agreement shall be effective if given in accordance with the provisions of the Loan Agreement.

          11. This Pledge Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto.

          12. Section headings used herein are for convenience only and shall not affect the construction or interpretation of this Pledge Agreement.
 Use of the singular shall include the plural, and vice versa, where necessary in the construction or interpretation of this Pledge Agreement. Specification of any section or subsection herein shall be deemed to include specification of any schedule referred to therein.

          13. This Pledge Agreement may be executed by the parties hereto individually or in any combination of the parties hereto in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Pledge Agreement.

          14. This Pledge Agreement shall bind and inure to the benefit of the parties, their legal representatives, successors and assigns, provided, however, that the Agent may not transfer or assign any interest herein (other than in connection with a successor Agent) without the prior written consent of the Pledgor.

          15. This Pledge Agreement shall be construed in accordance with the substantive laws of the State of Maine, without regard to principles of conflicts of law.

          16. No amendment or waiver of any provision of this Stock Pledge Agreement nor consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Pledge Agreement to be executed on its behalf as of the date and year first above written.


Attest: [CORPORATE SEAL]               FIRST COASTAL CORPORATION

By: ______________________________     By: ___________________________________
      Secretary                              President


Attest: [CORPORATE SEAL]               MACHIAS SAVINGS BANK,

                                         as Agent

By: ______________________________          By: ______________________________
      Secretary                                   President

                                   SCHEDULE I

                                                                     EXHIBIT 3




                                     July __, 1996


The Lenders Party to the Loan Agreement
referred to below and Machias Savings
Bank, as Agent thereunder

          RE:  LOAN AGREEMENT DATED AS OF JULY __, 1996

Ladies and Gentlemen:

          This firm has acted as special counsel to First Coastal Corporation, a Delaware corporation (the "Company"), in connection with the Loan Agreement dated as of July __, 1996 (the "Loan Agreement"), among the Company, the lenders party thereto (the "Lenders") and Machias Savings Bank, as Agent (in such capacity, the "Agent"). This opinion letter is furnished to you pursuant to the requirements set forth in Section 4.1(a)(x) of the Loan Agreement in connection with the closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Loan Agreement shall have the meanings set forth in the Loan Agreement, unless otherwise defined herein.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   Executed copy of the Loan Agreement.

          2.   Executed copies of the Notes.

          3.   Executed copy of the Stock Pledge Agreement.

          4. Coastal Savings Bank stock certificate number R-2 for 100,000 shares of common stock (the "Shares") issued to the Company dated July __, 1996, together with a related stock power executed by the Company.

          5. The Restated Certificate of Incorporation of the Company , as amended (the "Company Charter"), as certified by the Secretary of State of the State of Delaware on July __, 1996 and as certified

Machias Savings Bank, Agent, ET. AL.
July __,1996
Page 2


               by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          6. The Amended and Restated Bylaws of the Company (the "Company Bylaws"), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          7. A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated July __, 1996; and a Fax Good Standing Telegram from Corporation Trust System dated the date hereof that memorializes the electronic confirmation by the Secretary of State of the State of Delaware of the good standing of the Company as of the date hereof.

          8. Certain resolutions of the Board of Directors of the Company adopted at meetings held on April 30, 1996 and June 11, 1996, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Loan Agreement, the Notes and the Stock Pledge Agreement, and arrangements in connection therewith.

          9. A certificate of the Secretary of the Company, dated July __, 1996, as to the incumbency and signatures of certain officers of the Company.

          10. A certificate of certain officers of the Company, dated July __, 1996, as to certain facts relating to the Company.

          11.  Hogan & Hartson L.L.P. litigation docket.

          The Loan Agreement, the Notes and the Stock Pledge Agreement are sometimes hereinafter referred to collectively as the "Loan Documents."

          We have not, except as specifically identified above, made any independent review or investigation of factual matters, including the organization, existence, good standing, assets, business or affairs of the Company, or any other party. In our examination of the Loan Documents and the aforesaid certificates,

Machias Savings Bank, Agent, ET. AL.
July __,1996
Page 3


documents and agreements, we have assumed the genuineness of all signatures (other than those on behalf of the Company on the Loan Documents), the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the accuracy, completeness and authenticity of the foregoing certifications (of public officials, governmental agencies and departments, corporate officers and individuals) and statements of fact, on which we are relying, and have made no independent investigations thereof. In rendering the following opinions we have relied as to factual matters, without independent investigation, upon the representations, warranties and certifications made by the Company in or pursuant to the Loan Documents and upon the officers' certificate identified in Paragraph 10 above. However, no facts have come to our attention in connection with our representation of the Company which cause us to believe that any of the foregoing assumptions, representations, warranties or certifications is incorrect. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          As used in this opinion letter, the phrase "to our knowledge" means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers in the firm who have given substantive legal attention to representation of the Company in connection with the Loan Documents.

          For purposes of the opinions expressed in paragraph (d) below, we have assumed that (i) Coastal Savings Bank has received the consideration for the Shares provided in the resolutions of its board of directors authorizing the issuance thereof and the Shares are validly issued, fully paid and non-assessable, (ii) the Company is the sole beneficial owner of all of the Shares, and (iii) the Agent is taking and will maintain possession of the certificates representing the Shares in the State of Maine.

          For purposes of this opinion letter, we have assumed that (i) the Agent and each Lender has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Loan Documents, (ii) the Agent and each such Lender has duly authorized, executed and delivered the Loan Documents to which it is a party, (iii) the Agent and each such Lender is validly existing and in good standing in all necessary jurisdictions, (iv) the Loan Documents to which the Agent and each such

Machias Savings Bank, Agent, ET. AL.
July __,1996
Page 4


Lender is a party constitute valid and binding obligations, enforceable against each of them in accordance with their respective terms, and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Loan Documents.

          This opinion letter is based as to matters of law solely on applicable provisions of (i) the General Corporation Law of the State of Delaware, as amended (the "Delaware Corporation Law"), (ii) Articles 1, 8 and 9 of the Uniform Commercial Code in effect on the date hereof in the State of Maine (the "UCC"), and (iii) the laws of the District of Columbia, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as federal or state securities laws or regulations, antitrust or unfair competition laws or regulations or tax laws or regulations). We note that the Loan Documents purport to be governed by the laws of the State of Maine.

          Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a) The Company was incorporated, and is validly existing and in good standing, under the laws of the State of Delaware.

          (b) The Company has the corporate power and corporate authority under the Company Charter and the Delaware Corporation Law to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution, delivery and performance as of the date hereof by the Company of the Loan Documents have been duly authorized by all necessary corporate action of the Company and do not (i) violate the Delaware Corporation Law, the Company Charter or the Company Bylaws, (ii) to our knowledge, violate any applicable law, rule, regulation, order, judgment or decree of any Delaware state governmental agency, (iii) to our knowledge, breach or constitute a default under any agreement or contract to which the Company is a party or
(iv) to our knowledge, result in the creation of any lien upon any of the properties of the Company pursuant to any agreement or contract referred to in the immediately preceding clause (iii).

          (c) The Company has duly executed and delivered the Loan Documents, and each of the Loan Documents constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms,

Machias Savings Bank, Agent, ET. AL.
July __,1996
Page 5


except (i) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (ii) as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreements are considered in a proceeding in equity or at law) and (iii) that certain rights, remedies, waivers and other provisions of the Loan Documents may not be enforceable in accordance with their terms, but, subject to the exceptions, qualifications and limitations set forth above and elsewhere in this opinion letter, such unenforceability would not render the Loan Documents invalid as a whole or (A) preclude the enforcement of the obligations of the Company to pay the principal of the Notes and interest thereon at the rate or rates (but not including any increase in rate after default) set forth therein, (B) impair the Lenders' right to accelerate and demand payment of the Notes upon the occurrence of an Event of Default or (C) assuming that the Lenders will comply with all requirements of applicable procedural and substantive law, preclude the foreclosure of the liens and security interests created under the Stock Pledge Agreement in accordance with Part 5 of Article 9 of the UCC.

          (d) Taking and retention of possession of the certificate evidencing the Shares by the Agent pursuant to the Stock Pledge Agreement are sufficient to transfer to the Agent a security interest pursuant to the Stock Pledge Agreement in the Company's right, title and interest in and to the Shares, and the Agent has, by virtue of such transfer pursuant to the Stock Pledge Agreement (and by virtue of the giving of value to the Company under the Loan Agreement), a perfected UCC security interest in the Company's right, title and interest in and to the Shares.

          (e) The use by the Company of the proceeds of the Loan as contemplated in the Loan Agreement and the officers' certificate identified in Paragraph 10 above does not violate Regulations G or U of the Board of Governors of the Federal Reserve System.

          Based solely upon the officers' certificate identified in Paragraph 10 above and a review of this firm's litigation docket, we hereby confirm to you that, to our knowledge, there are no actions, suits or proceedings pending or threatened against the Company, or in which the Company is a party, before any court or governmental department, commission, board, bureau, agency or instrumentality

Machias Savings Bank, Agent, ET. AL.
July __,1996
Page 6


that question the validity of the Loan Documents or any action taken or to be taken pursuant thereto, or that seek to enjoin or otherwise prevent the consummation of the transactions contemplated by the Loan Documents or that, if determined adversely to the Company, would reasonably be expected to materially adversely affect the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing under the Loan Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                                   Very truly yours,


                                   HOGAN & HARTSON L.L.P.